                                                                Exhibit 99.1




Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


                 THE OHIO CASUALTY INSURANCE COMPANY ANNOUNCES
                MANAGEMENT REORGANIZATION; BETH RICZKO APPOINTED
                PRESIDENT OF INSURANCE OPERATIONS; MIKE WINNER
                      NAMED NEW CHIEF FINANCIAL OFFICER


FAIRFIELD, OHIO, MAY 10, 2004 - The Ohio Casualty Insurance Company, a subsidiary of Ohio Casualty Corporation (NASDAQ: OCAS) today announced a reorganization of its top management staff, effective immediately:

  - Elizabeth (Beth) M. Riczko, FCAS, MAAA, CPCU, has been named President of Insurance Operations, a newly created position reporting to Dan R. Carmichael, CEO;
  - Michael A. Winner, CPA, has been named Executive Vice President and Chief Financial Officer, replacing Donald F. McKee; and
  - Derrick D. Shannon, FCAS, MAAA, CPCU, has been named Senior Vice President of the Personal Lines Division, succeeding Ms. Riczko in overseeing that division.

"The new organization will strengthen our capabilities in several key areas of the Company," stated Ohio Casualty Corporation President and Chief Executive Officer Dan R. Carmichael, CPCU. "I have full confidence in these officers: their leadership styles, technical skills, and abilities to provide direction as we move beyond our turnaround phase. We have turned the corner, with significant improvement in our underwriting results. Our three underwriting divisions (Personal, Commercial and Specialty Lines), established in 2001, have brought a focused approach to delivering quality underwriting and service. With a new president of insurance operations we will retain the focused approach necessary to compete effectively in our different product markets while increasing our effectiveness in coordinating strategy and communications between the underwriting and claims functions. With this new level of leadership we are ready to move the organization to new performance levels."

Ms. Riczko, 37, assumes a new role as President of The Ohio Casualty Insurance Company and its subsidiaries. Mr. Carmichael retains his position as President and CEO of Ohio Casualty Corporation. In her new position, Ms. Riczko will oversee all insurance operations, which includes the three underwriting divisions and claims. "The organization of insurance functions under Beth will allow us to better coordinate all marketing and services to agents and enhance communications and collaboration between the underwriting and claims units," added Mr. Carmichael. "Now is the time to emphasize the marketing, sales, and communications programs, coordinating the messages and activities of the three underwriting divisions in order to profitably grow our business going forward. Beth's focus on results and ability to lead organizational change will be valuable in her new role."

Ms. Riczko had served in her position as Executive Vice President and Chief Operating Officer of the Personal Lines Division since March 2001 and has been a member of the senior management group since 1995. During 2000, she served as the chief financial officer and treasurer in addition to her duties as chief actuary, a position she had held since 1994. She joined the company in 1992 as a senior actuarial assistant. She is a Fellow of the Casualty Actuarial Society (FCAS), a member of the American Academy of Actuaries (MAAA) and a Chartered Property Casualty Underwriter. Ms. Riczko graduated from Muhlenberg College (PA), where she earned a bachelor's degree in physics and mathematics.

Mr. Winner, 41, will assume the role of Executive Vice President and Chief Financial Officer. Mr. Winner replaces Mr. McKee, who is departing the Company to pursue other business opportunities. Mr. McKee has agreed to provide consulting services to the Company relating to his previous responsibilities through December 31, 2004.

"Mike has a strong background as a CPA and extensive experience in property and casualty financial and accounting operations," stated Mr. Carmichael. "In the short time he has been with the company, he has demonstrated his ability to add significant value in a number of critical areas, quickly becoming an important contributor to our operation. We are fortunate to have Mike in the role of CFO, which increases his responsibility for strategy and broadens his impact on the organization."

Mr. Winner joined Ohio Casualty in February 2004. He came to the Company from Nationwide Insurance, Columbus, OH, where he was vice president of finance. Prior to that, he had served as director of aggressive cost management and director of corporate accounting for Nationwide. Mr. Winner began his career in 1985 with KPMG Peat Marwick, in Columbus, OH. Mr. Winner is a Certified Public Accountant and holds a bachelor's degree in business administration (accounting) from Bowling Green State University (OH).

As Senior Vice President, Mr. Shannon, 39, will be responsible for the Personal Lines underwriting operations. Since the development of our divisional structure in 2001, Mr. Shannon has served as Vice President of Personal Lines product management. "Derrick has been a key contributor to the successful turnaround of our Personal Lines operation," added Mr. Carmichael. "His in-depth knowledge of the operation will be a tremendous asset as he assumes Beth's responsibilities in the management of this important area."

Prior to joining Ohio Casualty's actuarial staff in 1999, Mr. Shannon was a pricing actuary for American States Insurance Companies. He is a Fellow of the Casualty Actuarial Society (FCAS), a member of the American Academy of Actuaries (MAAA) and a Chartered Property Casualty Underwriter. Mr. Shannon graduated from Wabash College (IN), where he earned a bachelor's degree in mathematics and economics.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.3 billion as of March 31, 2004.